Exhibit 99.1

Ultra Clean Holdings, Inc. Announces Merger Agreement with American Integration Technologies, LLC

HAYWARD, Calif., May 18, 2012 /PRNewswire/ — Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries Friday announced that it has signed a merger agreement with American Integration Technologies, LLC d/b/a Advanced Integration Technologies (AIT), also a supplier of critical subsystems to the semiconductor capital equipment, medical, energy, industrial and aerospace industries. By combining with AIT, UCTT further expands its capabilities, adds new customer relationships in its target markets, and expands its footprint with its existing customers. At the same time, this will enhance Asian manufacturing and global expansion opportunities for AIT and its customers.

UCTT will pay a purchase price of approximately $99 million, subject to customary closing conditions, including expiration or termination of the waiting period under the Hart Scott Rodino Act. The transaction is expected to close on June 30, 2012, subject to satisfaction of the foregoing conditions. The consideration will consist of $74 million in cash and 4.5 million shares of UCTT common stock. The consideration is subject to a post-closing balance sheet adjustment.

Founded in 1983 and headquartered in Chandler, AZ, AIT had approximately $170 million in revenue in its last fiscal year ended December 31, 2011.

Clarence Granger, UCTT’s Chief Executive Officer, commented on the transaction: “We are very pleased to add AIT’s complementary capabilities to UCTT in a synergistic transaction. We expect the transaction to be accretive to earnings immediately following the closing of the transaction. Like UCTT, AIT has experienced growth at a faster pace than the overall industry because of its flexible business model, which is well suited to meet our customers’ needs for outsourced manufacturing.”

“I’m very excited about the potential combination of AIT and UCTT, I believe this merger will allow us to better serve our customers and provide exciting opportunities for our employees,” said Ted Johnson, President of AIT. Granger continued: “Through this acquisition we add scale and new capabilities and full systems integration as well as increase our customer base. We believe that this combination will enhance our competitive position the markets we serve.”

Needham & Company, LLC served as a financial advisor to UCTT on this transaction. Dougherty & Company, LLC served as a co-advisor and provided a fairness opinion to the board of directors.